UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 30, 2009
CAPITAL CORP OF THE WEST
(Exact Name of Company as Specified in Charter)

California	0-27384	77-0147763
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)
550 West Main Street, Merced, California 95340
(Address of Principal Executive Offices) (Zip Code)
(209) 725-2200
(Company’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
See the discussion in Item 2.06 below.
Item 2.06. Material Impairments.
On January 30, 2009, Capital Corp of the West (the “Company”) determined, on a preliminary basis, that it would be required to make a provision for loan losses of approximately $28.5 million in the fourth quarter of 2008, compared with a provision of $11.5 million for the third quarter of 2008. The fourth quarter provision is attributable to continued declines in the appraised values of real property collateral securing loans in the Company’s portfolio, a deteriorating economic environment, downgrades in internal risk ratings, an increase in nonperforming loans and portfolio reviews by third parties including state and federal regulators. Absent further adjustment, the estimated cumulative provision for loan losses for the year ended December 31, 2008, will be approximately $55.4 million.
Additionally, County Bank (the “Bank”) filed its fourth quarter Call Report today with banking authorities. According to the Call Report, preliminary results of operations for 2008 reflect a loss for the year of approximately $96 million, compared to a loss of $2.7 million for 2007. For the fourth quarter of 2008, the Bank incurred a loss of approximately $35.1 million, compared to a loss of $14.3 million for the fourth quarter of 2007. The provision for loan losses in 2008 was $55.4 million, compared to $29.8 million in 2007. Total nonperforming loans at December 31, 2008 were approximately $109 million, or 9% of total loans, compared to $54 million, or 3.6% of total loans at December 31, 2007. The allowance for loan losses at December 31, 2008, was approximately $38.2 million or 3.1% of total loans, compared to $35.8 million, or 2.4% of total loans at December 31, 2007.
As a result of the provision and subject to completion of its year-end review, the Company expects that the Bank’s capital ratios at year end will fall into the “undercapitalized” category under federal capital guidelines. The Bank believes that it needs to raise approximately $75,000,000 in new capital in the near future in order to be capitalized at acceptable levels. The Bank will convert $20,000,000 of tier 2 capital (in the form of a subordinated note) to tier 1 capital upon the Company’s contribution of the note to the Bank. If this adjustment had been effective at December 31, 2008, the Bank’s tier 1 risk-based capital ratio and its leverage ratio would have been in the adequately capitalized category, but its total risk-based capital ratio would have been approximately 6.53%, which is in the undercapitalized range, and the Bank would still be classified as undercapitalized. Except for this adjustment, neither the Company nor the Bank has any investment or sale proposal under active consideration that is likely to result in a successful recapitalization.
As a result of its failure to improve its capital position, the Bank is not in compliance with regulatory agreements requiring additional capital. As previously reported, uncertainty regarding the Company’s ability to obtain additional capital raises substantial doubt about the Company’s ability to continue as a going concern. As a result of the Bank’s cumulative losses, capital position and noncompliance with its regulatory agreements, the Bank’s state and federal banking regulators may take further significant regulatory action.
The FDIC’s general deposit insurance rules raised deposit insurance coverage to $250,000 per depositor (with separate coverage for joint accounts) per insured institution through December 31, 2009. In addition, under the Transaction Account Guarantee Program, the FDIC provides full coverage for (i) non-interest bearing transaction deposit accounts, including all personal and business checking deposit accounts, (ii) NOW accounts earning interest rates of 50 basis points or less and (iii) all attorney client trust accounts through December 31, 2009.
The Company is a one bank holding company with the Bank as its principal subsidiary comprising substantially all of the Company’s assets and business. As a result, the Company was also classified as undercapitalized as of December 31, 2008. As a one bank holding company, the Company’s solvency is dependent primarily on the Bank’s ability to continue as a going concern.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Capital Corp of the West

(Company)

Dated: January 30, 2009	By:	/s/ David A. Heaberlin David A. Heaberlin
Executive Vice President/Chief Financial Officer